Exhibit 23.4

October 9, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated May 5, 2009 and July 31, 2009 on our reviews of interim financial information of NSTAR Electric Company for the three-month periods ended March 31, 2009 and 2008 and the three and six-month periods ended June 30, 2009 and 2008 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, respectively, are incorporated by reference in its Registration Statement on Form S-3 dated October 9, 2009.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts